UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 14, 2018

Martin Marietta Materials, Inc.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	1-12744	56-1848578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Wycliff Road,
Raleigh, North Carolina 27607
(Address of Principal Executive Offices)( Zip Code)

(919) 781-4550
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

In connection with Martin Marietta Materials, Inc.’s (the “Company” or “we”) 2018 Annual Meeting of Shareholders, we were disappointed with the outcome of the advisory vote on the compensation of our named executive officers, commonly referred to as the “Say on Pay Vote”, which received a favorable vote from 78.9% of our shareholders.  To better understand this outcome, we reached out to many of our shareholders, representing more than 60% of our outstanding shares, to discuss with them the reasons behind their vote and how the Company could work to address any of their concerns.  In this regard, our Chairman and CEO participated in conversations with most of these shareholders and we reported the conversations to our Management Development and Compensation Committee (the “Committee”), as well as our Board of Directors. As a result of this outreach, we had what we viewed as very productive conversations regarding our executive compensation program with shareholders.

The responses we received indicated strong support for the fundamentals of our executive compensation program and our pay for performance philosophy and results, but raised specific concerns relating to certain features of our Employment Protection Agreements and equity awards.  Specifically, shareholders raised concerns regarding the Section 280G tax gross-ups provided in the Employment Protection Agreements (“280G Gross-Up”) and the single-trigger change in control vesting provisions in our equity awards.

Following these discussions, we engaged with our outside advisors, including the Committee’s independent compensation consultant, to conduct a full review of our executive compensation program, paying particular attention to the items that our shareholders raised in their conversations with us.  Although this review is ongoing, at this time the Committee has decided to take the actions described below in order to respond to the concerns raised by our shareholders to date.  No consideration, other than continued employment with the Company, was provided to our executives in connection with these actions.

On December 14, 2018, we entered into an amendment to the Employment Protection Agreement with each of our executive officers, including each of C. Howard Nye (Chairman, President and CEO), James A. J. Nickolas (Senior Vice President and CFO), Roselyn R. Bar (Executive Vice President, General Counsel and Corporate Secretary), Donald A. McCunniff (Senior Vice President, Human Resources) and Daniel L. Grant (Senior Vice President, Strategy & Development).

Each of the amendments provides that the applicable executive will no longer be entitled to his or her 280G Gross-Up and, in the event of a change in control, will instead be subject to a “best-net cutback” provision.  In addition, the amendments removed (i) the right of the applicable executive to voluntarily terminate employment and receive severance compensation and benefits during a specified period following a change in control (commonly referred to as a “single-trigger walk right”) and (ii) the value of an executive’s perquisites from his or her severance payment calculation.

The Committee also approved a change to the Company’s standard forms of restricted stock unit (“RSU”) and performance share unit (“PSU”) agreements so that future grants of RSUs and PSUs made pursuant to such agreements, which will include the Company’s 2019 annual RSU and PSU grants, will no longer automatically vest on a single-trigger basis upon a change in control.

The foregoing summary is qualified in its entirety by the complete text of the form of amendment to the Employment Protection Agreements and the forms of RSU and PSU award agreements, which are filed herewith.

ITEM 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Form of Amendment to Employment Protection Agreement
10.2	Form of Restricted Stock Unit Agreement under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan
10.3	Form of Performance Share Unit Award Agreement under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2018	MARTIN MARIETTA MATERIALS, INC.

	By:	/s/ Roselyn R. Bar
		Name:	Roselyn R. Bar
		Title:	Executive Vice President, General Counsel and Corporate Secretary